EXHIBIT 99.1: RELATIONSHIP OF REPORTING PERSON(S) TO ISSUER

Mr. Gregory Craig's proper title as officer of Commerce Energy Group, Inc. is Chief Executive Officer. Mr. Craig is also a Director of Commerce Energy Group, Inc.